October 14, 2005

U.S. Securities and Exchange Commission

450 Fifth Avenue, NW

Washington, DC 20549

Re: Registration Statement on Form SB-2 Under the Securities Act of 1933 (the "Registration Statement"), of Arthro Pharmaceuticals, Inc., a Nevada Corporation (the Company)

Gentlemen:

I have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 3,920,909 shares (the "Shares") of the common stock, par value $0.001 per share of the Company. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the content of the Registration Statement.

In my capacity as special counsel to the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

1. Certificate of Incorporation of the Company, as amended to date;

2. By-Laws of the Company, as amended to date;

3. The records of corporate proceedings relating to the issuance of the Shares, and;

4. Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

In such examinations, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificated and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments.

Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that, under applicable law of the State of Nevada (including statutory, regulatory and case law), the Shares were duly authorized by all necessary corporate action on the part of the Company, currently validly issued fully-paid and nonassesable when sold after the effectiveness of the Registration Statement.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Dennis H. Johnston, A Professional Law Corporation

/s/ Dennis H. Johnston

Dennis H. Johnston, CEO

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